As filed with the Securities and Exchange Commission on November 8, 2019.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOLITON, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3,841	36-4729076
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
5304 Ashbrook Drive
Houston, Texas 77081
(800) 946-9185
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Dr. Chris Capelli, Chief Executive Officer
5304 Ashbrook Drive
Houston, TX 77081
(844) 705-4866
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Cavas S. Pavri Schiff Hardin LLP 100 N. 18th, Suite 300 Philadelphia, PA 19103 Telephone: (202) 724-6847 Fax: (202) 778-6460

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum aggregate offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	1,019,025	$10.24	$10,434,816	$1,354.44

(1)
The shares will be offered for resale by selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of common stock, par value $0.001 per share, of the registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2)
Estimated solely for the purpose of computing the amount of the registration fee for the shares of common stock being registered in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for a share of the registrant’s common stock as reported on The NASDAQ Capital Market on November 7, 2019.

 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated November 8, 2019.

1,019,025 Shares

Common Stock

This prospectus relates to the resale, from time to time, of up to 1,019,025 shares of our common stock by the selling stockholders, including 533,775 shares of our common stock that are issuable upon the exercise of outstanding warrants to purchase our common stock held by the selling stockholders. The selling stockholders acquired 485,250 of the shares of common stock and the warrants to purchase 533,775 shares of our common stock pursuant to the securities purchase agreement dated October 10, 2019.

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the shares. We will receive proceeds from any cash exercise of the warrants, which, if exercised in cash with respect to all of the 533,775 shares of common stock offered hereby, would result in gross proceeds to us of $6.88 million; however, we cannot predict when and in what amounts or if the warrants will be exercised and there can be no assurance the warrants will be exercised for cash, in which case we would not receive any cash proceeds.

We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers, if any, incurred for the sale of shares of our common stock.

The selling stockholders identified in this prospectus may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution” on page 13. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 14.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is listed on the NASDAQ Capital Market under the symbol “SOLY”. The last reported sales price of our common stock on the NASDAQ Capital Market on November 4 was $10.87 per share.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and we have elected to comply with certain reduced public company reporting requirements.

An investment in our common stock involves significant risks. You should carefully consider the risk factors beginning on page 8 of this prospectus before you make your decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2019

Table of Contents

PROSPECTUS SUMMARY	5

DESCRIPTION OF PRIVATE PLACEMENT	8

RISK FACTORS	8

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	9

USE OF PROCEEDS	10

DESCRIPTION OF CAPITAL STOCK	10

PLAN OF DISTRIBUTION	13

SELLING STOCKHOLDERS	14

LEGAL MATTERS	16

EXPERTS	16

WHERE YOU CAN FIND MORE INFORMATION	16

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	17

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the information in our filings with the Securities and Exchange Commission, or SEC, incorporated by reference in this prospectus.

Overview

We are a medical device company developing a novel and proprietary platform technology that uses rapid pulses of designed acoustic shockwaves to dramatically accelerate the removal of unwanted tattoos, reduce the appearance of cellulite and potentially address a number of fibrotic skin disorders. We filed for premarket clearance with the US Food and Drug Administration ("FDA") for accelerating tattoo removal and received notification that our device was cleared by the FDA on May 24, 2019. This initial filing is limited to our device used in conjunction with the 1064 nm Q-switched laser to enable effective multiple pass laser treatments in a single office session to accelerate removal of tattoos on the arms, legs and torso in Fitzpatrick Skin Type I-III individuals. We are based in Houston, Texas, and we have a staff of nine that are all actively engaged in bringing this device to the market.

While we believe our technology has many potential applications, we have initially focused on the removal of tattoos, where both animal and human studies have shown promising results. The current standard of care for tattoo removal is to use a Q-switched (pulsed) laser to ablate the tattoo ink particles into pieces small enough for the body’s natural processes to remove them. Unfortunately, this current method is highly inefficient, requiring up to 10 or more office visits to achieve acceptable results. A clinical trial has demonstrated that using our Rapid Acoustic Pulse ("RAP") device in conjunction with a Q-switched laser has the potential to produce similar results in just 2 to 3 office visits. We believe our method can not only dramatically accelerate tattoo removal, but also has the potential to lower removal cost for patients, while increasing profitability to practitioners, and to reduce the potential for unwanted side effects from current laser removal methods.

A proof-of-concept clinical trial appears to have shown the ability of a higher-powered version of our designed acoustic pulses to reduce the appearance of moderate to severe cellulite. Preliminary data suggests that the stand-alone use of our device may be capable of clinically significant reduction of cellulite with a single, non-invasive treatment with minimal-to-no pain, post-treatment discomfort or downtime. Our pre-clinical testing further suggests these cellulite reduction results may also be long-term and we have now expanded our testing to confirm this potential. We have initiated a multi-site pivotal study for the reduction of cellulite and will complete all patient treatments during 2019. Currently, the long-term reduction of moderate to severe cellulite requires the use of invasive and potentially painful procedures (such as the Cellfina® procedure) that result in significant post-treatment discomfort and downtime. We believe there is a significant unmet need for a non-invasive procedure producing clinically significant, long-term reduction of moderate to severe cellulite.

Additionally, we have initiated a proof-of-concept study for the reduction of keloid and hypertrophic scars. Published research indicates that acoustic pulse technology may be able to affect the fibroblast contributing to the hyper-production of collagen and creating the scar. We expect to have the results from our 12-week endpoint early in 2020.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as the term is used in The Jumpstart Our Business Startups Act of 2012 (JOBS Act), and therefore, we may take advantage of certain exemptions from various public company reporting requirements, including:

•	a requirement to only have two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis;

•	exemption from the auditor attestation requirement on the effectiveness of our internal controls over financial reporting;

•	reduced disclosure obligations regarding executive compensation;

•	exemptions from the requirements of holding a non-binding advisory stockholder vote on executive compensation and any golden parachute payments; and

•	can delay adopting new or revised financial accounting standards under §107 of the JOBS Act; instead we are eligible to claim longer phase-in periods.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our capital stock held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available benefits of the JOBS Act. We have taken advantage of some of the reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. In addition, the JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. The Company has irrevocably elected to avail itself of this exemption from new or revised accounting standards, and, therefore, will not be subject to the same new or revised accounting standards as public companies that are not emerging growth companies.

Corporate Information

We were originally incorporated in Delaware in April 2012. Our corporate offices are located at 5304 Ashbrook Dr., Houston, TX 77081. Our telephone number is 844-705-4866. Our Internet address is www.soliton.com. On this web site, we post the following filings as soon as reasonably practicable after they are electronically filed with or furnished to the U.S. Securities and Exchange Commission (“SEC”): our Annual Reports on Form 10-K; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; our proxy statements related to our annual stockholders’ meetings; and any amendments to those reports or statements. All such filings are available on our web site free of charge. The charters of our audit, nominating and governance and compensation committees and our Code of Business Conduct and Ethics Policy are also available on our web site and in print to any stockholder who requests them. The content on our web site, or that can be accessed through our web site, is not part of this prospectus.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Soliton,” “the company,” “we,” “us” and “our” refer to Soliton, Inc.

The Offering

Common stock offered by the selling stockholders	1,019,025 shares, which includes 533,775 shares issuable upon the exercise of warrants.
Common stock outstanding immediately before this offering	16,932,184 shares*
Use of proceeds
All proceeds from the sale of shares of common stock offered hereby will be for the account of the selling stockholders. We will not receive any proceeds from the sale of common stock offered pursuant to this prospectus. We will receive proceeds upon cash exercises of the warrants to purchase the shares of common stock offered hereby, if any. See the caption “Use of Proceeds” in this prospectus.

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.
Terms of this offering
The selling stockholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

NASDAQ Capital Market symbol	“SOLY.”

* the Common stock outstanding immediately before this offering includes 166,668 shares of restricted stock that have not yet vested and are restricted from trading.

The number of shares of common stock outstanding is based on 16,932,184 shares outstanding as of November 4, 2019, and does not give effect to:

●	368,333 shares of common stock underlying warrants issued in conjunction with the convertible notes and the October Offering (see Description of Capital Stock) at an exercise price of $1.75 per share;

●	2,843,550 shares of common stock underlying outstanding options at an average exercise price of $2.59 per share;

●	571,450 shares of common stock available for issuance under the Soliton, Inc. 2018 Stock Plan;

●	472,500 shares of common stock underlying the warrants at an exercise price of $16.88 per share that were purchased pursuant to the securities purchase agreement dated June 16, 2019; and

●
533,775 shares of common stock underlying the warrants held by the selling stockholders at an exercise price of $12.88 per share that were purchased pursuant to the securities purchase agreement dated October 10, 2019.

DESCRIPTION OF PRIVATE PLACEMENT

On October 10, 2019, we entered into a securities purchase agreement with the selling stockholders for the issuance and sale of an aggregate of 485,250 units, each unit consisting of (i) one share of our common stock, and (ii) 1.1 of a warrant to purchase one share of our common stock. The offering price of the units was $12.88 per unit per unit. The warrants included in the units are exercisable at a price of $12.88 per share, and expire five years from the date of issuance. The offering was consummated on October 11, 2019.

We received gross proceeds of $6.25 million from the sale of these securities, before deducting placement agent fees and offering expenses, and excluding the exercise of any warrants.

We filed the registration statement on Form S-1, of which this prospectus forms a part, to fulfill our contractual obligations under the registration rights agreement entered into concurrently with the securities purchase agreement with the selling stockholders to provide for the resale by the selling stockholders of the shares of common stock offered hereby.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock, you should consider carefully the risks and uncertainties discussed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2018 and in our quarterly reports on Form 10-Q for the quarter ended March 31, 2019, June 30, 2019 and September 30, 2019, which are incorporated by reference herein in their entirety. If any of the risks incorporated by reference herein occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus, including in the documents incorporated by reference herein. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “would,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors,” and the in the documents we incorporate by reference into this prospectus.

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this prospectus describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future prospects to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

•	our ability to obtain additional funding to commercialize RAP for tattoo removal, develop the RAP device for other indications and develop our dermatological technologies;

•
the need to obtain regulatory approval for our Generation 1 RAP device, and the potential to obtain an additional approval when we modify the Generation 1 RAP device to become our Generation 2 device before our 2019 clinical trials and to become our Generation 3 device before our nationwide launch;

•	the success of our future clinical trials;

•	whether the results of our future clinical trials for cellulite replicate the results shown in our proof-of-concept trial;

•	compliance with obligations under our intellectual property license with MD Anderson;

•	market acceptance of the RAP device;

•	competition from existing products or new products that may emerge;

•	potential product liability claims;

•	our dependency on third-party manufacturers to supply or manufacture our products;

•	our ability to establish or maintain collaborations, licensing or other arrangements;

•	our ability and third parties’ abilities to protect intellectual property rights;

•	our ability to adequately support future growth;

•	our ability to attract and retain key personnel to manage our business effectively;

•	risks associated with our identification of material weaknesses in our control over financial reporting;

•	natural disasters affecting us, our primary manufacturer or our suppliers;

•	our ability to establish relationships with health care professionals and organizations;

•	general economic uncertainty that adversely effects spending on cosmetic procedures;

•	volatility in the market prices of our stock; and

•	potential dilution to current stockholders from the issuance of equity awards.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus.

This prospectus also incorporates estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders identified herein. We will not receive any of the proceeds from the sale of these shares.

We will receive proceeds from any cash exercise of the warrants, which, if exercised in cash with respect to all of the 533,775 shares of common stock offered hereby, would result in gross proceeds to us of $6.88 million.

We intend to use any proceeds received by us from the cash exercise of the warrants for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the cash exercise of the warrants. Accordingly, our management will have broad discretion in the timing and application of these proceeds. The holders of the warrants may exercise the warrants at their own discretion and at any time until their expiration in accordance with the terms of the warrants. As a result, we cannot predict when or if the warrants will be exercised, and it is possible that the warrants may expire and never be exercised. In addition, the warrants are exercisable on a cashless basis if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of shares of common stock for which the warrants are exercisable. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the warrants.

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to the Soliton, Inc. certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the applicable provisions of the Delaware General Corporation Law.

Our amended and restated articles of incorporation authorize us to issue up to 100,000,000 shares of common stock. We currently have 16,932,184 shares of common stock outstanding which includes 166,668 shares of restricted stock that have not yet vested and are restricted from trading.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and non-assessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Warrants

As of November 4, 2019, we had outstanding (i) five-year warrants to purchase 368,333 shares of common stock underlying warrants at an exercise price of $1.75 per share, (ii) warrants to purchase 472,500 shares of common stock underlying warrants at an exercise price of $16.00 per share issued in the June 2019 private placement, which expire August 23, 2024, and (iii) five-year warrants to purchase 533,775 shares of common stock underlying warrants at an exercise price of $12.88 per share issued in the October 2019 private placement, which expire October 11, 2024.

Registration Rights

In connection with the October 2019 private placement, we entered into a registration rights agreement with the selling stockholders under which we have agreed to file the registration statement of which this prospectus is a part with the SEC, covering the resale of the 485,250 shares of common stock issued in the October 2019 private placement and the 533,775 shares of common stock issuable upon exercise of the warrants issued in the October 2019 private placement.

Initial Public Offering; Convertible Notes

On February 19, 2019, we consummated our Initial Public Offering ("IPO"). In the IPO, we sold a total of 2,172,591 shares of common stock at a purchase price of $5.00 per share for gross proceeds of $10,862,955 and net proceeds of approximately $9,700,000. In connection with the closing of the IPO, our convertible notes (and related accrued interest) of $11,784,987 were initially converted into 6,825,391 shares of our common stock, accrued dividends of $4,773,480 were converted into 954,696 shares of our common stock, preferred stock, both Series A and Series B, were converted into 2,534,766 shares of our common stock. In addition, 127,500 shares of unvested restricted grants were immediately vested upon the completion of the IPO. Total shares of common stock outstanding at the closing of the IPO amounted to 14,613,000. Upon the closing of the IPO, certain notes were to be automatically converted according to their terms into our common stock to the extent and provided that certain holders of these notes are not permitted to convert such notes to the extent that the holders or any of its affiliates would beneficially own in excess of 4.99% of our common stock after such conversion ("4.99% limitation"). The entire unconverted principal balance for the convertible notes remaining due to the 4.99% limitation in the amount of $47,781 was converted into 273,034 by November 4, 2019.

Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements. Our amended and restated bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not fewer than 120 calendar days prior to the first anniversary date on which our notice of meeting and related proxy statement were mailed to stockholders in connection with the previous year’s annual meeting of stockholders. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called at any time by only the Chairman of the Board, the Chief Executive Officer, the President or the board of directors, or in their absence or disability, by any vice president.

No Written Consent of Stockholders. Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by stockholders must be affected at a duly called annual or special meeting of stockholders and may not be affected by any consent in writing by such stockholders.

Amendment of Certificate of Incorporation. Our certificate of incorporation requires the affirmative vote of at least two-thirds of our shares to amend, alter or repeal certain provisions in the certificate of incorporation, including, how we elect directors, our obligation to indemnify our officers and directors, our agreement to limit the liability of our directors to the extent permitted by Delaware law, the prohibition on written consents discussed in the above paragraph, and that we have elected to be governed by Section 203 of the Delaware General Corporation Law (as described below). The requirement to obtain a vote of two-thirds of our shares will make it more difficult for stockholders to change our certificate of incorporation.

Exclusive Forum Provision. Our certificate of incorporation provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, or our certificate of incorporation or the bylaws, and (iv) any action asserting a claim against us governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or Securities Act.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, a court could find these provisions of our certificate of incorporation to be inapplicable or unenforceable in respect of one or more of the specified types of actions or proceedings, which may require us to incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Amendment of Bylaws. Our stockholders may amend any provisions of our bylaws by obtaining the affirmative vote of the holders of a majority of each class of issued and outstanding shares of our voting securities, at a meeting called for the purpose of amending and/or restating our bylaws.

Delaware Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law ("DGCL") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to this plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines generally “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the Delaware General Corporation Law. We expect to obtain additional directors’ and officers’ liability insurance coverage prior to the completion of this Offering.

Listing

We are listed on the Nasdaq Capital Market under the symbol “SOLY”.

Transfer Agent

The transfer agent for our common stock is Computershare Trust Company N.A.

PLAN OF DISTRIBUTION

Each selling stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SELLING STOCKHOLDERS

The common stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders, and those issuable to the Selling Stockholders, upon exercise of the warrants. For additional information regarding the issuances of those shares of common stock and warrants, see “Description of Private Placement” above. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants, the Selling Stockholders have not had any material relationship with us within the past three years other than participating in prior securities offerings and, prior to our initial public offering, Brett Ringle, the President of Remeditex Ventures LLC, served as a member of our board of directors until May 2018.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholders, based on its ownership of the shares of common stock and warrants, as of November 4, 2019, assuming exercise of the warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the Selling Stockholders in the “Description of Private Placement” described above and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the warrants issued to Vertical Holdings and ALS Investments, LLC, neither Selling Stockholder may exercise their warrant to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder (1)	Number of shares of Common Stock Owned Prior to Offering (2)	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus (3)	Number of shares of Common Stock Owned After Offering (4)
			Number	Percent
Remeditex Ventures LLC (5)	9,514,604 (5)	326,088	9,188,516	53.5%
Vertical Holdings (6)	680,849 (6)	366,849	314,000	1.8%
ALS Investments, LLC	763,485 (7)	326,088	437,397 (7)	2.5%

(1)      The information in this table and the related footnotes is based upon information supplied by the Selling Stockholders.

(2)      Represents the total number of shares of our common stock issued or issuable to each Selling Stockholders as of the date of this prospectus, without regard to ownership limitations described in footnotes (3), (6) and (7) below, including (i) all of the shares offered hereby, and (ii) to our knowledge, all other securities held by each of the Selling Stockholders as of the date hereof.

(3)       Consists of the shares of common stock, including the shares of common stock underlying the warrants, issued in the October 2019 offering, see “Description of Private Placement” above. Assumes that none of the securities have been sold or otherwise transferred prior to the date of this prospectus in transactions exempt from the registration requirements of the Securities Act. All warrants, except the warrant issued to Remeditex Ventures LLC, contain beneficial ownership limitations, which provide that a holder of the warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days prior notice to us, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of common stock outstanding.

(4)      Assumes that, after the date of this prospectus and prior to completion of this offering, none of the Selling Stockholders (i) acquires additional shares of our common stock or other securities or (ii) sells or otherwise disposes of shares of our common stock or other securities held by such Selling Stockholders as of the date hereof and not offered hereby.

(5)      The securities set forth in the table above consist of 9,093,796 shares of common stock, a warrant to purchase 250,000 shares of common stock and a warrant to purchase 170,808 shares of common stock. Remeditex Ventures LLC is the record and beneficial owner of the securities set forth in the table, and shares voting and dispositive power over such securities with Malachite Trust, the majority owner of Remeditex Ventures LLC and Lyda Hill. Ms. Hill is the Trustee of the Malachite

Trust.  By reason of such relationships, Ms. Hill, the Malachite Trust and Remeditex Ventures LLC may be deemed to share voting and dispositive power over the securities owned directly by Remeditex Ventures LLC.  Remeditex Ventures LLC, the Malachite Trust and Lyda Hill each disclaims beneficial ownership of the reported securities except to the extent of its or her pecuniary interest therein.

(6)      The securities set forth in the table above consist of: (i) 538,000 shares of common stock; and (ii) warrants to purchase 314,659 shares of common stock. The warrants contain beneficial ownership limitations, which provide that a holder of the warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise. This Selling Stockholder has indicated that Lee Allen has voting control and investment discretion over the securities reported herein that are held by Vertical Holdings, LLC. Additionally, the shares of common stock set forth in the table above include certain affiliated entities that hold 191,500 shares of common stock.

(7)      The securities set forth in the table above consist of: (i) 312,677 shares of common stock; and (ii) warrants to purchase 450,808 shares of common stock. The warrants contain beneficial ownership limitations, which provide that a holder of the warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise. This Selling Stockholder has indicated that Jonathan Camarillo has voting control and investment discretion over the securities reported herein that are held by ALS Investments, LLC. Additionally, the shares of common stock set forth in the table above include certain affiliated entities that hold 191,500 shares of common stock, which collectively hold 91,687 shares of common stock and warrants to purchase 280,000 shares of common stock.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Schiff Hardin, LLP.

EXPERTS

The financial statements as of December 31, 2018 and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of Marcum LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The financial statements as of December 31, 2017 and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of GBH CPAs, PC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports from Marcum LLP and GBH CPAs, PC for the years ended December 31, 2018 and 2017, respectively, include an explanatory paragraph as to the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of common stock being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the common stock offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC.

The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Additionally, these periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

•   our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 29, 2019;

•   our Quarterly Report on Form 10-Q for the three month period ended March 31, 2019, filed with the SEC on May 13, 2019;

•   our Quarterly Report on Form 10-Q for the three and six month period ended June 30, 2019, filed with the SEC on August 9, 2019;

•   our Quarterly Report on Form 10-Q for the three and nine month period ended September 30, 2019, filed with the SEC on November 7, 2019;

•   our Current Reports on Form 8-K or Form 8-K/A filed with the SEC on February 22, 2019; March 15, 2019; April 12, 2019; April 19, 2019; May 30, 2019; June 18, 2019; July 1, 2019 and October 15, 2019 in each case to the extent the information in such reports is filed and not furnished;

•   our amended and restated Definitive Proxy Statement on Schedule 14A filed on June 14, 2019; and

•   the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on February 15, 2019, including any amendments or reports filed for the purposes of updating this description.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) the date of this prospectus and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.”

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Soliton, Inc., Attn: Corporate Secretary, 5304 Ashbrook Dr., Houston, TX 77081.

You also may access these filings on our website at www.soliton.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

1,019,025 Shares

Soliton, Inc.

Common Stock

____________________, 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of Soliton, Inc. (the “Registrant”) which are registered under this Registration Statement on Form S-1 (this “Registration Statement”), other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

The following expenses will be borne solely by the Registrant.

Amount to be Paid
SEC Registration fee	$1,354.44
Legal fees and expenses	$10,000
Accounting fees and expenses	$4,000
Miscellaneous fees and expenses	$10,000
Total	$25,354.44

Item 14. Indemnification of Directors and Officers.

Pursuant to Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent a present or former director or officer is successful in the defense of such an action, suit or proceeding referenced above, or in defense of any claim, issue or matter therein, a corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred in connection therewith. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon in the case of a current officer or director, receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote and agreement or otherwise.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitations on liability for its directors.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. In connection with this offering, the Registrant will obtain liability insurance for its directors and officers. Such insurance would be available to its directors and officers in accordance with its terms.

The Registrant’s certificate of incorporation in requires the Registrant to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “covered person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director, officer or member of a committee of the Registrant, or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a proceeding.

In addition, under the Registrant’s certificate of incorporation, in certain circumstances, the Registrant shall pay the expenses (including attorneys’ fees) incurred by a covered person in defending a proceeding in advance of the final disposition of such proceeding; provided, however, that the Registrant shall not be required to advance any expenses to a person against whom the Registrant directly brings an action, suit or proceeding alleging that such person (1) committed an act or omission not in good faith or (2) committed an act of intentional misconduct or a knowing violation of law. Additionally, an advancement of expenses incurred by a covered person shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such covered person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal or otherwise in accordance with Delaware law that such covered person is not entitled to be indemnified for such expenses.

The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL and the full text of the Registrant’s certificate of incorporation, which is filed as Exhibit 3.1 hereto.

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this Registration Statement, the Registrant has not issued any securities that were not registered under the Securities Act:

On January 18, 2017, the Board approved a note purchase agreement (the "First Note") allowing the Company to sell an aggregate of $3,000,000 of convertible bridge notes (the "Notes"). The Notes were convertible into either the Company’s preferred or common stock (depends on the equity securities offered in the equity financing) at 75% of the price paid per share in a subsequent equity financing where the Company receives gross proceeds of not less than $5,000,000 or at 85% of the per share price determined by dividing the equity value of the Company that is expected to be available for distribution to the Company’s stockholders by the aggregate number of the Company’s fully-diluted common shares upon the closing of a sale, liquidation, merger, or change of control of the Company. The Notes bore interest at 8.25% per annum and initially matured on January 31, 2018, which date was extended as discussed below. At maturity, the interest rate increased to 12.0% per annum.

The Company closed the initial tranche of the First Note on January 23, 2017 for $1,000,000, followed by a tranche on March 1, 2017 for $1,000,000 and a final tranche on April 27, 2017 for $1,000,000.

On June 19, 2017, the Company entered into the first amendment ("First Amendment") to the First Note to allow for the sale and issuance of an additional $3,250,000 of Notes up to an aggregated amount of $6,250,000.

The Company closed $1,300,000 on June 19, 2017 under the First Amendment and closed an additional $700,000 on July 17, 2017. No additional tranches were issued under the First Amendment.

As of December 31, 2018, the total amount of issuance under the First Note and First Amendment amounted to $5,000,000 and were issued to a single related party, who is a major stockholder of the Company.

On November 1, 2017, the Board approved a second note purchase agreement (the "Second Note") allowing the Company to sell an aggregate of $1,900,000 of Notes. The Notes were convertible into either the Company’s preferred or common stock (depends on the equity securities offered in the equity financing) at 75% of the price paid per share in a subsequent equity financing where the Company receives gross proceeds of not less than $5,000,000 or at 85% of the per share price determined by dividing the equity value of the Company that is expected to be available for distribution to the Company’s stockholders by the aggregate number of the Company’s fully-diluted common shares upon the closing of a sale, liquidation, merger, or change of control of the Company. The Notes bore interest at 8.25% per annum and initially matured on June 29, 2018, which date was extended as discussed below. At maturity, the interest rate increased to 12.0% per annum.

The Company closed the initial tranche of the Second Note on November 9, 2017 for $400,000, followed by a tranche on December 1, 2017, for $375,000, a third tranche on December 26, 2017 for $250,000, a fourth tranche on January 8, 2018 for $250,000, a fifth tranche on January 25, 2018 for $250,000 and a final tranche on February 13, 2018 for $375,000 for a total of $1,900,000.

On October 1, 2017, the Company granted options to purchase 15,000 common shares to a member of the scientific advisory board. The stock options have a ten-year contractual term from date of grant, an exercise price of $0.13 per share. Options to purchase 3,750 common shares vested on the date of grant and options to purchase 3,750 common shares vest on each of the anniversary after the grant date. The options had a fair value of $46,711 that was calculated using the Black-Scholes option-pricing model. Variables used in the Black-Scholes option-pricing model include: (1) discount rate of 1.92% based on the daily yield curve rates for U.S. Treasury obligations, (2) expected life of 5.75 years based on the simplified method provided in Staff Accounting Bulletin, (3) expected volatility range from 79.0% based on the historical volatility of comparable companies' stock, (4) no expected dividends and (5) fair market value of the Company's stock at $3.21 per share which value was determined by the Company's Board after reviewing and considering, among other factors, the last time a private transaction for the Company’s stock occurred.

During the year ended December 31, 2018, the Company granted its employees 2,220,000 options to purchase the Company’s common stock with an exercise price of $1.75 per share, for a term of 10 years, and a vesting period of 4 years. The options have an aggregated grant date fair value of $2,694,567 that was calculated using the Black-Scholes option-pricing model. Variables used in the Black-Scholes option-pricing model include: (1) discount rate of 2.77% based on the daily yield curve rates for U.S. Treasury obligations, (2) expected life of 6.25 years based on the simplified method provided in Staff Accounting Bulletin, (3) expected volatility range from 84.5% to 84.7% based on the historical volatility of comparable companies' stock, (4) no expected dividends and (5) fair market value of the Company's stock at $1.67 per share which value was determined by the Company's Board after reviewing and considering, among other factors, a valuation report issued by an independent appraisal firm.

On April 20, 2018, the Company issued warrants to purchase 79,350 shares of common stock at an exercise price of $1.75. The warrants expire on April 20, 2023. The warrants were issued to a placement agent in connection with notes issued under the Fourth Note.

On June 8, 2018, the Company issued warrants to purchase 12,000 shares of common stock at an exercise price of $1.75. The warrants expire on June 8, 2023. The warrants were issued to a placement agent in connection with notes issued under the Fourth Note.

On April 2, 2018, the Board approved a note purchase agreement (the "Third Note"), which was amended on August 10, 2018, allowing the Company to sell an aggregate of $500,000 of Notes. The Third Note provided that, on the closing date of the IPO, the outstanding principal and accrued, but unpaid, interest would be converted into common stock at the conversion price of $0.175. However, certain notes holders are not permitted to convert their notes when the holders or any of its affiliates would beneficially own in excess of 4.99% of the Company’s common stock after such conversion. The holders of the Company’s outstanding preferred shares agreed to waive the adjustment to the preferred stock conversion price triggered by the Third Note. The Notes bore interest at 10.0% per annum and mature on April 2, 2020.

As of December 31, 2018, the total amount of issuance under the Third Note amounted to $500,000. The Company issued $250,000 to a single related party, who is a major stockholder of the Company, and $250,000 to four non-related party investors.

On April 17, 2018, the Board approved a note purchase agreement (the "Fourth Note") allowing the Company to sell an aggregate of $3,000,000 of Notes. The Fourth Note provided that the outstanding principal and accrued, but unpaid, interest would be converted into common stock at the conversion price of $1.75. The holders of the Company’s outstanding preferred shares had agreed to waive the adjustment to the preferred stock conversion price triggered by the Fourth Note. The Notes bore interest at 10.0% per annum and matured two years from the Note issuance date.

As of December 31, 2018, the total amount of issuance under the Fourth Note amounted to $3,000,000. The Company issued $1,272,000 in principal amount of such Notes to related party investors and $1,728,000 to non-related party investors.

On August 7, 2018, the Board authorized us to commence a new offering for up to $485,000 in non-convertible notes, which were accompanied by a five-year warrant to purchase one share of common stock with an exercise price of $1.75 per share for each dollar in principal amount of notes purchased. On August 31, 2018, the Board approved a $200,000 increase to the notes that could be issued to a maximum of $685,000. On December 21, 2018, the Board approved an additional $300,000 increase to the notes that could be issued to a maximum of $985,000. During the quarter ended December 31, 2018, we issued an aggregate principal amount of such notes and warrants of $685,000. The notes and warrants were sold without registration under the Securities Act in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering to accredited investors.

In January and February 2019, we closed the final tranches of the Fifth Note for $300,000. The principal and interest on the Fifth Note was due on the earlier of one-year from the date of issuance or upon successful completion of our IPO. For each dollar in principal amount of notes purchased by investors, we issued the investors a five-year warrant to purchase one share of common stock at an exercise price of $1.75 per share that can be exercised (i) at any time on or after the issuances of the Fifth Note and (ii) on or prior to the close of business on the five-year anniversary of the issuances of the Fifth Note.

In January 2019, Mr. Klemp, Dr. Capelli, Mr. Tanner, Ms. Bisson and one other individual agreed to the extinguishment of approximately $484,000 in deferred compensation which had been earned through September 30, 2018, and which was to be repaid out of the proceeds from the Company's IPO. In recognition of this extinguishment, on February 5, 2019, the Company granted the same parties an aggregate of 401,750 options to purchase common stock with an exercise price of $1.75 per share and a term of 10 years. These options vest in four installments over the next year.

On May 8, 2019, we issued 87,500, 87,500 and 25,000 shares of common stock to three consultants in connection with the provision of services pursuant to agreements entered into effective April 15, 2019, April 15, 2019 and April 29, 2019, respectively. The consultants were each accredited investors. 25,000 shares vest within four months of the agreement. The remaining 175,000 shares vest over 42-months, beginning September 19, 2019.

On June 16, 2019, we entered into a securities purchase agreement with certain institutional and accredited investors for the sale by us in a private placement of 675,000 units (each a “June Unit”), each June Unit consisted of (i) one share of common stock, and (ii) 0.7 of a warrant to purchase one share of common stock at an exercise price of $16.00 per share. The offering price of a June Unit was $14.00 per Unit.

On October 10, 2019, we entered into a securities purchase agreement with certain institutional and accredited investors for the sale by us in a private placement of 485,250 units (each an “October Unit”), each October Unit consisted of (i) one share of common stock, and (ii) 1.1 of a warrant to purchase one share of common stock at an exercise price of $12.88 per share. The offering price of an October Unit was $12.88 per Unit.

The issuance of the above shares, notes and warrants was exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, and the issuance of the options was exempt from registration under the Securities Act in reliance upon Rule 701.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits: The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b) Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.

Item 17. Undertakings

(a) The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation dated February 19, 2019 (incorporated by reference to exhibit 3.1 of the Form 8-K filed February 22, 2019)
3.2	Amended and Restated Bylaws of Soliton, Inc. (incorporated by reference to exhibit 2.2 of the Form 1-A, file number 024-10854)
4.1	Form of Common Stock Certificate (incorporated by reference to exhibit 4.1 of the Form 10-K filed March 29, 2019)
4.2	Form of Warrant issuable in October 2018 Offering (incorporated by reference to exhibit 6.10 of the Form 1-A, file number 024-10854)
4.3	Form of Warrant issued in June 2019 private placement (incorporated by reference to exhibit 4.1 of the Form 8-K filed June 18, 2019)
4.4	Form of Warrant issued in October 2019 private placement (incorporated by reference to exhibit 4.1 of the Form 8-K filed October 15, 2019)
5.1	Opinion of Schiff Hardin, LLP
10.1
Patent and Technology License Agreement between Soliton, Inc. and The Board of Regents of The University of Texas System dated April 5, 2012 (incorporated by reference to exhibit 6.1 of the Form 1-A, file number 024-10854)

10.2 **	2012 Stock Plan of Soliton, Inc. (filed as exhibit 6.2 to the Company’s Form 1-A file no. 024-10854)
10.3 **	2018 Stock Plan of Soliton, Inc. (filed as exhibit 6.3 to the Company’s Form 1-A file no. 024-10854)
10.4	Lease Agreement between Soliton, Inc. and Ashbrook Land, Ltd. dated July 16, 2015 (incorporated by reference to exhibit 6.6 of the Form 1-A, file number 024-10854)
10.5 **	Employment Agreement by and between Soliton, Inc. and Walter Kemp, effective February 25, 2019 (incorporated by reference to exhibit 10.1 of the Form 10-Q filed March 1, 2019)
10.6 **	Employment Agreement by and between Soliton, Inc. and Christopher Capelli, effective February 25, 2019 (incorporated by reference to exhibit 10.2 of the Form 10-Q filed March 1, 2019)
10.7 **	Employment Agreement by and between Soliton, Inc. and Joe Tanner, effective February 25, 2019 (incorporated by reference to exhibit 10.3 of the Form 10-Q filed March 1, 2019)
10.8 **	Employment Agreement by and between Soliton, Inc. and Lori Bisson, effective February 25, 2019 (incorporated by reference to exhibit 10.4 of the Form 10-Q filed March 1, 2019)
10.9	Form of Securities Purchase Agreement dated June 16, 2019 by and among Soliton, Inc. and the Investors (incorporated by reference to exhibit 10.1 of the Form 8-K filed June 18, 2019)
10.10	Form Registration Rights Agreement dated June 16, 2019 by and among Soliton, Inc. and the Investors (incorporated by reference to exhibit 10.2 of the Form 8-K filed June 18, 2019)
10.11	Form of Securities Purchase Agreement dated October 10, 2019 by and among Soliton, Inc. and the Investors (incorporated by reference to exhibit 10.1 of the Form 8-K filed October 15, 2019)
10.12	Form Registration Rights Agreement dated October 10, 2019 by and among Soliton, Inc. and the Investors (incorporated by reference to exhibit 10.2 of the Form 8-K filed October 15, 2019)
10.13 **	2018 Stock Plan of Soliton, Inc., as amended, and forms of award agreements thereunder (incorporated by reference to exhibit 99.1 of the Company's Form S-8, file number 333-232636)
23.1 *	Consent of Marcum LLP
23.2 *	Consent of GBH CPAs, PC
23.3 *	Consent of Schiff Hardin LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature pages)
_____________________________

*     Filed herewith.
**     Indicates management or compensatory plan, contract or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, Texas, on November 8, 2019.

SOLITON, INC. (Registrant)

By:	/s/ Christopher Capelli
Christopher Capelli Director and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher Capelli or Lori Bisson as attorney-in-fact and agent, with full power of substitution and re-substitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Christopher Capelli		November 8, 2019
Christopher Capelli	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Lori Bisson
Lori Bisson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 8, 2019

/s/ Walter Klemp
Walter Klemp	Executive Chairman of the Board and Director	November 8, 2019

/s/ Bradley Hauser
Bradley Hauser	Director	November 8, 2019

/s/ Jonathan Foster
Jonathan Foster	Director	November 8, 2019

/s/ Danika Harrison
Danika Harrison	Director	November 8, 2019